LICENCE AGREEMENT


                                     between


                           RIGID AIRSHIP HOLDINGS N.V.


                            SYNFUEL TECHNOLOGY, INC.


                             IMPERIAL AIRSHIPS N.V.


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Article  1.  Representations by Rigid                                         4
Article  2.  Representations by SNFL                                          4
Article  3.  License                                                          5
Article  4.  Consideration                                                    6
Article  5.  Use of the License                                               7
Article  6.  Term                                                             7
Article  7.  Accounting and Payments                                          8
Article  8.  No Right to Sublicense                                           9
Article  9.  Infringement                                                     9
Article 10.  Improvements                                                    10
Article 11.  Confidentiality                                                 11
Article 12.  Liability and Indemnification                                   12
Article 13.  Governing Law, Jurisdiction                                     12
Article 14.  Notices                                                         13
Article 15.  Covenant of SNFL                                                14
Article 16.  Integration                                                     14
Article 17.  Recitals                                                        14
Article 18.  Amendments and Waiver                                           15
Article 19.  Severability                                                    15
Article 20.  Assignability                                                   15
Article 21.  Limitations                                                     15
Article 22.  Successors and Assigns                                          16
Article 23.  Independent Contractor                                          16
Article 24.  Further Assurances                                              16
Article 25.  Counterparts                                                    17


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                                       3

                                LICENSE AGREEMENT


The undersigned:

1. RIGID AIRSHIP HOLDINGS N.V. ("RIGID"), a company organized under the laws of The Netherlands Antilles, having its registered office in Curacao, N.A. at Scharlooweg 81, and

2. SYNFUEL TECHNOLOGY INC. ("SNFL"), a company organized under the laws of the State of Nevada USA, having its registered office in Salt Lake City, Utah, United States of North America,

3. IMPERIAL AIRSHIPS N.V. ("IA"), a company organized under the laws of The Netherlands Antilles, and having office in Willemstad, Curacao, Netherlands Antilles on the Garipitoweg 9,

parties 1, 2 and 3 jointly and individually referred to as "PARTIES" and "PARTY";

WHEREAS:

A. Rigid has bought a concept for the design, construction and development of airships (jointly the "AIRSHIPS" and individually an "AIRSHIP"), the design which is a hydrocarbon powered LTA vehicle, having a fabric covered structure comprised of longitudinal girders and polygonal transverse frames having control surfaces situated at the rear and having its unpressurised lifting gas content divided into separate cellular units (hereinafter referred to as the "RIGID AIRSHIP CONCEPT");
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                                        4

B. SNFL desires to obtain from Rigid the exclusive right (the "EXCLUSIVE RIGHT") to exploit the Rigid Airship Concept within the United States of North America ("USA");

C. In this license agreement (the "AGREEMENT") Parties wish to agree on the terms and conditions under which SNFL is granted the Exclusive Right,


HAVE AGREED AS FOLLOWS:


ARTICLE  1.  REPRESENTATIONS BY RIGID

Rigid represents that:

a.       it has the right to enter into this Agreement;

b. it has executed no other agreements which conflict herewith and has not granted any other person or entity any right, license or privilege with respect to Rigid Airship Concept which conflicts with any rights granted hereunder; and

c. it is in a position to enter into and perform this Agreement without any conflicts of interest or interference from any other commitments.


ARTICLE 2.  REPRESENTATIONS BY SNFL

SNFL represents that:

a.       it has the right to enter into this Agreement;

b. it will devote sufficient time and effort to the exploitation of the Exclusive Right granted hereunder; and

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                                        5

c. it is in a position to enter into and perform this Agreement without any conflicts of interest or interference from any other commitments.


ARTICLE 3.  LICENSE

3.1      This Agreement grants SNFL the Exclusive Right to

i.       exploit  (such  as  but  not  limited  to   construction,   production,
         marketing, sale, trade, rent, lease and/or operation) the Rigid Airship Concept;

ii. utilize the (intellectual property) rights and know how with respect to the Rigid Airship concept (such as but not limited to copyrights, patent rights, design rights (whether registered or not) and all relevant documentation and information) provided by Rigid to SNFL for the purpose of the exploitation of the Rigid Airship Concept.

3.2 SNFL is allowed to construct, produce and/or have constructed and/or have produced Airships on the basis of the Rigid Airship Concept in the USA. SNFL shall construct and produce and/or have constructed and have produced at least 4 (four) Airships on the basis of the Rigid Airship Concept per year, starting two years from the date mentioned in article 5 of this Agreement.

3.3 Rigid will provide and/or will have provided by third parties to SNFL pilot training, technical training, technical support, complete design and specification manuals as well as operating manuals upon mutually agreeable (financial) terms.

3.4 Rigid will do its best efforts to obtain a certification of airworthiness for the Airship and if necessary, assist SNFL to obtain such certification in the USA. If any (additional) certification in the USA is necessary, it will be the sole responsibility of SNFL to obtain such certification.

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ARTICLE 4.  CONSIDERATION

4.1 As consideration for the Exclusive Right from the date hereof SNFL shall pay to IA a royalty fee of two percent (2%) and to Rigid a royalty fee of one percent (1%) (I) of the realized turnover (sales) as the result of the sale of an Airship in the event that SNFL sells an Airship to a third party or (ii) of the selling/market value of an Airship in the event SNFL will not sell such airship and will use such Airship itself or will lease, rent to third parties or otherwise exploit the Airship (iii) any and all revenues generated on a yearly basis with any other exploitation of the Rigid Airship Concept.

4.2 In addition SNFL agrees to purchase from Rigid Airship Design N.V. in Holland two Airships to be constructed by Rigid Airship Design N.V. for a purchase price (the"PURCHASE PRICE") of NLG 120,000,000. -- (one hundred and twenty million Netherlands Guilders), which respective purchase prices shall be paid as described in article 2.2 of the Sale and Purchase Agreement.

4.3 Rigid Airship Design N.V. will use its best efforts to complete the two Airships to be purchased by SNFL within two years after Rigid Airship Design N.V. has obtained the certification of airworthiness of the competent airworthiness authority with regard to the first prototype of an Airship.

4.4 SNFL shall pay US$1,000,000. -- (one million US dollars) and issue to Rigid 26,000,000 (twenty-six million) common shares and 20,000,000 (twenty million) preferred shares.


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ARTICLE 5.  USE OF THE LICENSE

SNFL shall not in any way make use of the License on or before the date on which Rigid has formally and in writing notified SNFL that it can collect the first of the Airships to be constructed for SNFL.


ARTICLE 6.  TERM

6.1 This Agreement and the Exclusive Right granted hereunder shall remain in effect for (15) fifteen years from the date hereof and thereafter may be extended for an additional (15) fifteen years term upon the mutual agreement of the Parties. Notwithstanding anything to the contrary, Rigid may terminate this Agreement and by doing so terminate the Exclusive Right immediately upon written notice to SNFL:

a. if any payment due on the basis of this Agreement or the Sale and Purchase Agreement between SNFL and Rigid Airship Design N.V. is not made when due, provided however, that SNFL shall have 20 (twenty) days from the giving of written notice of such default to cure such default;

b. if SNFL defaults in its performance of any term or condition of this Agreement and the default is not cured with thirty (30) days, after notice is given to SNFL;

c. if SNFL is adjudged bankrupt, declared insolvent, files a petition of voluntary or involuntary bankruptcy, enters into an assignment of assets for the benefit of creditors, or has a receiver appointed; or,

d. if SNFL shall at any time cease to carry on a material part of its existing business or becomes subject to the direct or indirect control of any third party or group of parties other than those at present controlling it, which is in competition (whether direct or otherwise) with Rigid;


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                                        8

e. if SNFL does not act in accordance with and/or violates treaties, laws, regulations, directives applicable in the USA and/or any of its States, including, but not limited to any and all state and federal USA Securities Laws and Regulations.

f.       If Rigid  Airship  Design  N.V.  has not  received  payment of the full
         Purchase Price of NLG 120,000,000 (one hundred and twenty million Netherlands guilders) on or before the date which occurs 30 (thirty) days upon the date on which Rigid Airship Design N.V. has formally and in writing notified SNFL that it can collect the second Airship constructed and to be purchased by SNFL.

6.2 In the event of termination or expiration for what ever reason and regardless on which ground:

i. SNFL shall return immediately to Rigid all the information and documentation with regard to the Rigid Airship Concept provided by Rigid to SNFL and all the other information and documentation SNFL has obtained as a result of the exploitation of the Rigid Airship Concept;

ii. SNFL shall assign to Rigid all its (intellectual property) rights (whether registered or not) and know how SNFL has obtained as a result of the exploitation of the Rigid Airship Concept.


ARTICLE 7.  ACCOUNTING AND PAYMENTS

7.1 All royalty fee payments due hereunder to Rigid and IA shall be paid within 60 (sixty) days after receipt of the (sale) price (turnover) with respect to the sale of an airship or after putting into use an airship or any other exploitation of the Rigid Airship Concept.

7.2 SNFL shall make and keep full and accurate accounting books and records in sufficient detail to enable payments due to Rigid to be determined. Within thirty days after the end of each fiscal quarter during the term hereof, a statement of accounting with regard


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                                        9

         to the respective fiscal quarter shall be presented to Rigid signed by officer of SNFL attesting to the total revenues generated by SNFL from the exploitation of the Rigid Airship Concept or any portion thereof and the payment due to Rigid and IA as a result thereof.

7.3 SNFL further agrees that during the term and for five (5) years thereafter, Rigid and/or it designees shall be permitted, from time to time but no more than once with respect to each calendar year at Rigid's expense, to inspect such books and records as contain data pertinent to the computation of the turnovers and the royalties.

7.4 In the event that after such inspection as referred to in article 9.3 it appears that SNFL has paid less royalty fees than SNFL had to pay according to its books and records, SNFL shall pay immediately the outstanding royalty fees and all the costs of Rigid and its designees with regard to the inspection.


ARTICLE 8.  NO RIGHT TO SUBLICENSE

SNFL shall have no rights to sublicense any of the rights granted hereunder.


ARTICLE 9.  INFRINGEMENT

9.1 Each party shall promptly notify the other party if it becomes aware of any infringement or potential infringement of the rights granted hereunder and of any alleged claim of a third party that the exploitation of the Rigid Airship Concept infringes upon its rights. Parties shall thereupon promptly confer together as to what actions are to be taken to stop or prevent any infringement determined by the parties hereto to be illegal.

9.2 If Rigid decides to commence proceedings, SNFL shall be notified in writing and the parties will share equally all reasonable costs, expenses and attorney's fees associated with such litigation and will share equally any and all damages recovered.

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9.3      Should Rigid decide not to commence proceedings, SNFL will be permitted to do so in its own name, provided Rigid is notified in writing. If Licensee commences such an action, SNFL will bear all costs, expenses and attorney's fees associated with such litigation. All damages recovered from such litigation will belong to SNFL, provided that any damage amount in excess of reasonable costs, expansion and attorneys' fees will be subject to the royalty provision of paragraph 3 of this Agreement.

9.4 Rigid and SNFL each at the request of the other, shall assist each other and cooperate in any action taken, other than direct financial assistance, against an alleged infringer or potential infringer.

9.5 In the event that a third party claim that the exploitation of the Rigid Airship Concept infringes and as a result such claim is honored by a judgment of a Court, Arbitration or in a settlement agreement, Rigid will exert its best efforts to:

i.       obtain a license of the third party;

ii. modify the Rigid Airship Concept in such manner that it does not infringe upon the rights of the third party; in order to continue the exploitation of the Rigid Airship Concept by SNFL.

ARTICLE 10.  IMPROVEMENTS

10.1 If, during the term of this Agreement, Rigid makes any improvements in the Rigid Airship Concept or the mode of using the Rigid Airship Concept, or becomes the owner of any improvement either through patents or otherwise, then Rigid shall make available to SNFL full information regarding the improvement and, if additional terms (financial and otherwise) shall be agreed upon by the parties hereto, such improvement shall be included in any grant made hereunder.


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                                       11

10.2 If during the term of this Agreement SNFL makes any improvements or modifications to the Rigid Airship Concept SNFL will immediately inform about and provide Rigid full access and technical information regarding such improvements or modifications and will request the approval of Rigid prior to implementing such improvements or modifications. If such modifications or improvements made by SNFL can be protected by intellectual property rights (such as design rights and patent rights), SNFL shall apply for registration and/or register for such (design or patent) rights in due time in the USA with respect to the improvement or modification. If such application and/or registration is made SNFL shall inform Rigid immediately by written notice hereof and shall grant Rigid the right to apply for the registration of and register these rights on its own name as the rightful owner in all the other countries in the world, besides the USA.


ARTICLE 11.  CONFIDENTIALITY

11.1 All the information and documentation provided by Rigid or by third parties on the request of Rigid to SNFL shall be considered confidential, unless Rigid explicitly states otherwise. SNFL will keep this confidential information strictly confidential as well as all the information, documentation and know how with regard to the (modifications and improvements) of the Rigid Airship concept SNFL will obtain.

11.2 SNFL ensures that its staff concerned with the exploitation of the Rigid Airship concept, its subcontractors and their employees are aware of and observe the provisions of this clause, both during the existence of this License Agreement and thereafter.

ARTICLE 12.  LIABILITY AND INDEMNIFICATION

12.1 Rigid's liability towards SNFL for damages as a result of non compliance with the terms and conditions of this agreement are limited:

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                                       12

i.       to direct damages in a year; and,

ii. to a maximum amount per year, regardless whether suffered as a result of one or more breaches, equal to the amount paid by SNFL as royalty fee to Rigid in that respective year.

12.2 SNFL indemnifies, defends and holds harmless Rigid, Rigid's officers, directors, subcontractors, related parties and employees against all third party claims and expenses, including costs resulting from the law, fees for lawyers, which result from the exploitation of the Rigid Airship Concept by SNFL.


ARTICLE 13.  GOVERNING LAW, JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the Netherlands Antilles. The parties consent to the jurisdiction of the competent court in the Netherlands Antilles for the resolution of all disputes arising out of this Agreement or the negotiations thereof, notwithstanding the right of Rigid to institute proceedings (summary proceedings for injunctive relief) against SNFL in any state of the USA.



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                                       13
ARTICLE 14.  NOTICES

Any notices or other communications required or permitted hereunder to be effective shall be in writing and shall be deemed to have been duly given or made when personally delivered or, in the case of registered or certified mail, postage prepaid, two or three days after being sent, or, in the case of overnight courier or prepaid telegram, one business day after being sent by such overnight delivery service or by prepaid telegram, addressed in each case as follows:

If to Rigid:               Scharlooweg 81
                           Willemstad, Curacao
                           Netherlands Antilles
                           fax: 00 5999 461 8130

If to SNFL:                Salt Lake City, Utah
                           U.S.A.


If to IA:                  Garipitoweg 9
                           Willemstad, Curacao
                           Netherlands Antilles
                           fax: 00 5999 869 0121

Any party may change its address for the purpose of the Agreement by giving written notice thereof to the other parties.



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                                       14


ARTICLE 15.  COVENANT OF SNFL

a. SNFL agrees to mark permanently all documents utilized in its business hereunder as being marketed or sold by it under this Agreement; and

b. SNFL agrees to comply with conditions and requirements set forth in writing from time to time by Rigid with respect to the usage of the Rigid names, the Rigid marks, service marks, if any; and,

c. SNFL agrees that all of its exploitation (construction, marketing and sales) efforts hereunder shall be of the highest quality and character and that SNFL will diligently pursue its exploitation of the rights granted hereunder.


ARTICLE 16.  INTEGRATION

This Agreement contains the entire agreement among the parties with respect to the subject matter hereof, superseding all prior agreements, whether oral or written, between the parties hereto with respect to such subject matter.


ARTICLE 17.  RECITALS

Each recital hereof is a material part of this Agreement, is incorporated herein and is a material inducement to the parties entering into this Agreement.


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                                       15

ARTICLE 18.  AMENDMENTS AND WAIVERS

This Agreement may be amended, or any provision of this Agreement may be waived, provided that no such amendment or waiver shall be valid unless set forth in a writing executed by the parties hereto or, in the case of a waiver, by the party waiving such provision. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.


ARTICLE 19.  SEVERABILITY

If any one or more or any portion of the provisions of this Agreement is deemed to be invalid or unenforceable in any respect for any reason, the parties shall negotiate in good faith to revise the terms of this Agreement to adjust for the invalidity or unenforceability of such provisions and the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


ARTICLE 20.  ASSIGNABILITY

The rights granted hereunder shall not be assignable by SNFL.


ARTICLE 21.  LIMITATIONS

The License shall apply to Rigid Airships built by SNFL within the Continental United States of America.

a.       The License will not be assignable to third parties.
b.       All  liabilities,   direct  or  consequential,   incurred  by  airships
         constructed by SNFL shall be borne exclusively by SNFL.


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                                       16

ARTICLE 22.  SUCCESSORS AND ASSIGNS

This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.


ARTICLE 23.  INDEPENDENT CONTRACTOR

The Parties to this Agreement recognize and agree that each is operating under this Agreement as an independent contractor and not as an agent, distributor, or representative of the other. Nothing contained in this Agreement shall be deemed to constitute the parties as a partnership or joint venture with each other or any person or entity, and neither party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.


ARTICLE 24.  FURTHER ASSURANCES

Subsequent to the date of hereof, each party hereto agrees to take such actions and to execute and deliver such documents as shall be reasonably necessary to effectuate the purposes of this Agreement.


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                                       17

ARTICLE 25.  COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

This agreement was signed in threefold on [______] 1998 in [__________]

On behalf of Rigid Airship Holdings N.V.:

-------------------------
(name)
-------------------------
(title)
-------------------------
(signature)


On behalf of SynFuel Technology Inc.:

--------------------------
(name)
--------------------------
(title)
--------------------------
(signature)


On behalf of Imperial Airships N.V.

--------------------------
(name)
--------------------------
(title)
--------------------------
(signature)